Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-160429, 333-127595, 333-103209, and Form S-3 No. 333-164379) of AirTran Holdings, Inc., and in the related Prospectuses, of our reports dated February 11, 2010, with respect to the consolidated financial statements of AirTran Holdings, Inc. and the effectiveness of internal control over financial reporting of AirTran Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Orlando, Florida
February 11, 2010